The Middleby Corporation Acquires New Star Holdings International, Inc.

ELGIN, IL.--(BUSINESS WIRE) -- November 19, 2007 -- The Middleby Corporation (NASDAQ:MIDD) today announced it has entered into an agreement to acquire New Star Holdings International, Inc. for $188 million in cash due at closing.  The acquisition is expected to close in mid December 2007 subject to the satisfaction of closing conditions and regulatory approval.  New Star Holdings, Inc. is comprised of three industry leading brands including Star, Holman, and Lang.  The acquired company has annual revenues of approximately $100 million and earnings before interest, taxes, depreciation and amortization (“EBITDA”) of approximately $20 million.  The transaction will be financed under a new senior revolving credit facility lead by Bank of America.  This transaction compliments Middleby’s portfolio of brands in the commercial foodservice equipment industry.

“We are extremely excited to announce this transaction,” commented Chairman and Chief Executive Officer Selim Bassoul.  “The rapid growth of the fast casual segment and the rise of the bakery cafes are drivers for the future growth of Middleby.  The acquisition of Star, Holman and Lang compliments Middleby’s technologies and product offerings for these segments.  Star and Holman also provides Middleby with an entry into the convenience store segment.  The demand for foodservice equipment by convenience stores is growing as these outlets continue to expand their hot food offerings.  This trend is occurring domestically, as well as in emerging markets where Middleby has strong sales and service capabilities.  We anticipate this acquisition will be accretive to earnings in 2008.”

Statements in this press release or otherwise attributable to the Company regarding the Company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The Company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the Company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the Company's SEC filings.

The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used for commercial food cooking, preparation and processing. The company's leading equipment brands serving the commercial foodservice industry include Blodgett®, Blodgett Combi®, Blodgett Range®, Carter Hoffman®, CTX®, Holman®, Houno®, Jade®, Lang®, MagiKitch'n®, Middleby Marshall®, Nu-Vu®, Pitco Frialator®, Southbend®, Star®, and Toastmaster®. The company’s leading equipment brands serving the food processing industry include Alkar®, MP Equipment®, and RapidPak®.  The Middleby Corporation was recognized by Business

Week as one of the Top 100 Hot Growth Companies of 2007, by Crain’s Chicago Business as one of the Fastest 50 Growth Companies in 2007, and by Forbes as one of the Best Small Companies in 2007.

Note:  Middleby believes that EBITDA is a useful financial performance measurement for assessing the operating performance of a company and that, together with net income and cash flows, EBITDA provides investors with an additional basis to evaluate the ability of a company to incur and service debt and incur capital expenditures.   However, EBITDA is not a measure of financial performance of liquidity under GAAP and accordingly should not be considered as an alternative to net income, as an indicator of a company's operating performance or to cash flows as a measure of liquidity. In addition, it should be noted that not all comparable companies that report EBITDA or adjustments to such measures calculate EBITDA or such adjustments in the same manner, and therefore, one company's measure of EBITDA may not be comparable to similarly titled measures used by other comparable companies.  A reconciliation of the acquired company’s Net Income to EBITDA for the twelve month period ended October 31, 2007 is as follows:

Net Income As Reported	6,255
Interest	2,932
Taxes	3,090
Depreciation	1,237
Amortization	1,863
Facility Closing Costs	1,429
Acquisition Related Expenses	879
Facility Closure and Cost Savings	2,122

LTM Adjusted EBITDA	19,807

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Contact:	Darcy Bretz, Investor and Public Relations, (847) 429-7756
Tim Fitzgerald, Chief Financial Officer, (847) 429-7744